SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )*

CafePress Inc.

(Name of Issuer)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

12769A103

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 12769A103	13G	Page 2 of 14 Pages

1.	Names of Reporting Persons Institutional Venture Partners XI, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 886,000 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 886,000 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 886,000 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.2% (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by Institutional Venture Partners XI, L.P. (“IVP XI”), Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”), Institutional Venture Management XI, LLC (“IVM XI”), Todd C. Chaffee (“Chaffee”), Reid W. Dennis (“Dennis”), Norman A. Fogelsong (“Fogelsong”), Stephen J. Harrick (“Harrick”), J. Sanford Miller (“Miller”) and Dennis B. Phelps (“Phelps” together with IVP XI, IVP XI KG, IVM XI, Chaffee, Dennis, Fogelsong, Harrick and Miller, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes 763,732 shares held by IVP XI and 122,268 shares held by IVP XI KG. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 17,111,345 shares of the Common Stock outstanding as of October 31, 2012, as disclosed in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 12769A103	13G	Page 3 of 14 Pages

1.	Names of Reporting Persons Institutional Venture Partners XI GmbH & Co. Beteiligungs KG
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Germany
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 886,000 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 886,000 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 886,000 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.2% (3)
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes 763,732 shares held by IVP XI and 122,268 shares held by IVP XI KG. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 17,111,345 shares of the Common Stock outstanding as of October 31, 2012, as disclosed in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 12769A103	13G	Page 4 of 14 Pages

1.	Names of Reporting Persons Institutional Venture Management XI, LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 886,000 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 886,000 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 886,000 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.2% (3)
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes 763,732 shares held by IVP XI and 122,268 shares held by IVP XI KG. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 17,111,345 shares of the Common Stock outstanding as of October 31, 2012, as disclosed in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 12769A103	13G	Page 5 of 14 Pages

1.	Names of Reporting Persons Todd C. Chaffee
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 886,000 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 886,000 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 886,000 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.2% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes 763,732 shares held by IVP XI and 122,268 shares held by IVP XI KG. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 17,111,345 shares of the Common Stock outstanding as of October 31, 2012, as disclosed in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 12769A103	13G	Page 6 of 14 Pages

1.	Names of Reporting Persons Reid W. Dennis
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 886,000 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 886,000 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 886,000 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.2% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes 763,732 shares held by IVP XI and 122,268 shares held by IVP XI KG. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 17,111,345 shares of the Common Stock outstanding as of October 31, 2012, as disclosed in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 12769A103	13G	Page 7 of 14 Pages

1.	Names of Reporting Persons Norman A. Fogelsong
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 886,000 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 886,000 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 886,000 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.2% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes 763,732 shares held by IVP XI and 122,268 shares held by IVP XI KG. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 17,111,345 shares of the Common Stock outstanding as of October 31, 2012, as disclosed in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 12769A103	13G	Page 8 of 14 Pages

1.	Names of Reporting Persons Stephen J. Harrick
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 886,000 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 886,000 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 886,000 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.2% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes 763,732 shares held by IVP XI and 122,268 shares held by IVP XI KG. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 17,111,345 shares of the Common Stock outstanding as of October 31, 2012, as disclosed in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 12769A103	13G	Page 9 of 14 Pages

1.	Names of Reporting Persons J. Sanford Miller
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 886,000 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 886,000 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 886,000 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.2% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes 763,732 shares held by IVP XI and 122,268 shares held by IVP XI KG. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 17,111,345 shares of the Common Stock outstanding as of October 31, 2012, as disclosed in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 12769A103	13G	Page 10 of 14 Pages

1.	Names of Reporting Persons Dennis B. Phelps
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 886,000 shares of Common Stock (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 886,000 shares of Common Stock (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 886,000 shares of Common Stock (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.2% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes 763,732 shares held by IVP XI and 122,268 shares held by IVP XI KG. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 17,111,345 shares of the Common Stock outstanding as of October 31, 2012, as disclosed in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 14, 2012.

Item 1(a). Name of Issuer:

CafePress Inc.

Item 1(b). Address of Issuer’s Principal Executive Offices:

6901 Riverport Drive, Louisville, Kentucky 40258

Item 2(a). Name of Person Filing:

Institutional Venture Partners XI, L.P. (“IVP XI”)

Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”)

Institutional Venture Management XI, LLC (“IVM XI”)

Todd C. Chaffee (“Chaffee”)

Reid W. Dennis (“Dennis”)

Norman A. Fogelsong (“Fogelsong”)

Stephen J. Harrick (“Harrick”)

J. Sanford Miller (“Miller”)

Dennis B. Phelps (“Phelps”)

Item 2(b). Address of Principal Business Office or, if none, Residence:

Institutional Venture Partners

3000 Sand Hill Road, Building 2, Suite 250

Menlo Park, California 94025

Item 2(c). Citizenship:

IVP XI	Delaware
IVP XI KG	Germany
IVM XI	Delaware
Chaffee	United States of America
Dennis	United States of America
Fogelsong	United States of America
Harrick	United States of America
Miller	United States of America
Phelps	United States of America

Item 2(d). Title of Class of Securities:

Common Stock

Item 2(e). CUSIP Number:

12769A103

Item 3. Not applicable.

Item 4. Ownership. The following information with respect to the ownership of the Common Stock by the Reporting Persons filing This statement on Schedule 13G is provided as of December 31, 2012:

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (2)
IVP XI	763,732	0	886,000	0	886,000	886,000	5.2%
IVP XI KG	122,268	0	886,000	0	886,000	886,000	5.2%
IVM XI (1)	0	0	886,000	0	886,000	886,000	5.2%

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (2)
Chaffee (1)	0	0	886,000	0	886,000	886,000	5.2%
Dennis (1)	0	0	886,000	0	886,000	886,000	5.2%
Fogelsong (1)	0	0	886,000	0	886,000	886,000	5.2%
Harrick (1)	0	0	886,000	0	886,000	886,000	5.2%
Miller (1)	0	0	886,000	0	886,000	886,000	5.2%
Phelps (1)	0	0	886,000	0	886,000	886,000	5.2%

(1)	IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly.
(2)	This percentage is calculated based upon 17,111,345 shares of the Common Stock outstanding as of October 31, 2012, as disclosed in the Issuer’s most recently filed 10-Q as filed with the Securities and Exchange Commission on November 14, 2012.

Item 5. Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following    ☐.

Item 6. Ownership of More than 5 Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8. Identification and Classification of Members of the Group

Not applicable.

Item 9. Notice of Dissolution of a Group

Not applicable.

Item 10. Certification

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 8, 2013

INSTITUTIONAL VENTURE PARTNERS XI, L.P.

By: Institutional Venture Management XI, LLC

Its: General Partner

By:	/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact

INSTITUTIONAL VENTURE PARTNERS XI GmbH & CO. BETEILIGUNGS KG

By: Institutional Venture Management XI, LLC

Its: Managing Limited Partner

By:	/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact

INSTITUTIONAL VENTURE MANAGEMENT XI, LLC

By:	/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Todd C. Chaffee

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Reid W. Dennis

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Norman A. Fogelsong

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Stephen J. Harrick

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for J. Sanford Miller

/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Dennis B. Phelps

Exhibit(s):

A:	Joint Filing Statement